Exhibit 5.1

[Sullivan & Cromwell Letterhead]

September 11, 2002

Korn/Ferry International,
1800 Century Park East, Suite 900,
Los Angeles, CA 90067.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933(the “Act”) of 5,816,512 shares (the “Securities”) of Common Stock, par value $0.01 per share, of Korn/Ferry International, a Delaware corporation (the “Company”), initially issuable upon conversion of (i) 10, 000 shares of the Company’s 7.5% Convertible Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), (ii) the Company’s 7.5% Convertible Subordinated Notes Due 2010, in a principal amount of $40 million (the “Notes”), and (iii) warrants (the “Warrants”) to purchase shares of the Company’s Common Stock, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued upon conversion of the Preferred Stock and the Notes and upon exercise of the Warrants, the Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificates for the shares of Common Stock will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    SULLIVAN & CROMWELL

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